NEWS RELEASE
For Immediate Release

EMERITUS ANNOUNCES OPERATING
RESULTS FOR FIRST QUARTER 2011

SEATTLE, WA, May 5, 2011 - Emeritus Corporation (NYSE: ESC), a national provider of senior living services, today announced its first quarter 2011 results.

Operating Summary for First Quarter 2011 Compared to First Quarter 2010

•	Total revenues increased $66.0 million, or 28.2%, to $300.2 million
•	Adjusted EBITDAR increased $15.7 million, or 24.1%, to $81.0 million
•	CFFO increased $4.0 million, or 37.8%, to $14.6 million
•	Same community average monthly revenue per occupied unit improved by 2.1% to $3,796
•	Same community average occupancy increased 10 basis points to 87.6%
•	Same community operating margin was 33.8% compared to 34.4%

Rob Bateman, Executive Vice President and Chief Financial Officer, stated, “Our cash flow measures continue to show strong comparisons to the prior year, supported by our accretive acquisitions.  Occupancy and rate have shown modest improvements, despite overall economic factors, reaffirming our operating model that is focused primarily on need-based assisted living.”

2011 First Quarter Same Community Results

As of March 31, 2011, the consolidated Emeritus portfolio consisted of 308 communities, of which 269 communities are included in our definition of same communities.  Total same community revenue increased $5.3 million to $235.8 million in the first quarter of 2011.  The increase in same community revenue consisted primarily of rate improvements.  Average monthly revenue per occupied unit increased 2.1% to $3,796 in the first quarter of 2011 from $3,718 in the corresponding period in 2010.  Average occupancy increased 10 basis points to 87.6% from 87.5% in the comparative period last year.

The Company’s same community operating expenses increased $5.0 million to $156.1 million in the first quarter of 2011.  Operating expenses reflected a $3.1 million, or 4.6%, increase in salary and wages as well as increases in payroll taxes and bad debt expenses.  These increases were partially offset by a decrease in health insurance expense.  The increase in salaries and wages included increased hours to care for a greater number of residents living in our communities.  An increasing number of our residents have elected to share living accommodations, which increases the Company’s resident count without a corresponding increase in the occupied units.  On a per resident day basis, same community salaries and wages increased by 3.1%.

Same community operating income (community revenues less community operating expenses) increased $0.2 million to $79.6 million for a 33.8% operating margin in the first quarter of 2011.

2011 First Quarter Consolidated Results

Total revenue in the first quarter of 2011 increased 28.2% to $300.2 million.  The $66.0 million revenue increase consisted of $5.3 million in the Company’s same community portfolio of 269 communities operated during both periods, $56.1 million from the acquisition of communities (net of dispositions), $4.1 million in management fees primarily from the August 2010 joint venture acquisition of former Sunwest communities, and $0.5 million primarily from the change in deferral of move-in fee revenues.

Total average monthly revenue per occupied unit for the consolidated portfolio increased 9.9% to $4,059 in the first quarter of 2011 from $3,692 in the first quarter of 2010.  This increase in rate was primarily due to the consolidated communities added in the fourth quarter of 2010 that had higher average rates.

In the first quarter of 2011, total average occupancy for the consolidated portfolio decreased to 86.0% from 87.1% in the first quarter of 2010 primarily from the acquisition of communities with lower occupancy rates.

Community operating expenses increased $44.0 million to $199.0 million in the first quarter of 2011.  Approximately $39.5 million of the increase resulted from the acquisition of communities (net of dispositions) during 2010 and $5.0 million from same community operating expenses, with an offsetting balance from a $0.5 million decrease in corporate expenses not allocated to communities, primarily related to changes in self-insurance reserves.

Community operating income increased $17.8 million, or 22.9%, to $95.7 million in the first quarter of 2011 compared with $77.9 million in the first quarter of 2010.

General and administrative expenses increased $6.1 million to $23.2 million in the first quarter of 2011, with the increase resulting primarily from a labor and benefit expense increase of $4.4 million from additional staffing to support the 177 communities added to our operated portfolio during 2010, as well as higher non-cash stock option expenses of $0.9 million.  As a percent of total operated community revenue, which includes revenues of managed communities, general and administrative expenses decreased to 5.7% in the first quarter of 2011 compared to 6.6% in the prior year quarter.

For the quarter ended March 31, 2011, adjusted earnings before interest, taxes, depreciation and amortization, and rents (“Adjusted EBITDAR”) increased $15.7 million, or 24.1%, to $81.0 million, with the increase primarily driven by the $17.8 million improvement in community operating income.  For the same period, cash from facility operations (“CFFO”) increased $4.0 million, or 37.8%, to $14.6 million.

Significant First Quarter 2011 Transactions

On January 31, 2011, the Company purchased a 126-unit assisted living and memory care community located in Mesa, Arizona for $12.9 million.  The purchase was financed with a three-year, $10.0 million mortgage loan with the balance paid in cash.  Monthly payments on the loan are based on a 25-year amortization period with interest at the 90-day LIBOR rate plus 4.95%, with a LIBOR floor of 1.0%.

In February 2011, the Company entered into an agreement to purchase certain rights related to six of 18 communities included in a cash flow sharing agreement between Emeritus and Mr. Baty that commenced in October 2004.  The total purchase price was $10.3 million in cash, which was based on predetermined formulas.  Under accounting rules, $6.2 million was recorded as an expense included in transaction costs in the statement of operations for the first quarter of 2011 and $4.1 million was recorded within shareholders’ equity.

In March 2011, the Company refinanced a $19.7 million mortgage loan due in January 2012 with a variable interest rate that was at 6.75%.  The new agency mortgage loan in the amount of $17.9 million matures in April 2021 and requires monthly payments based on a 30-year amortization period with a fixed interest rate of 6.4%.  In addition, the Company extended the due date on an $8.9 million loan from May 2011 to May 2012 on the same terms and conditions.

On March 31, 2011, the Company purchased an 84-unit assisted living and memory care community located in Mandeville, Louisiana for $10.4 million.  The purchase was financed with a ten-year, $7.8 million agency mortgage loan with the balance paid in cash.  Monthly payments on the loan are based on a 30-year amortization with fixed interest rate of 6.43%.  Emeritus began operating this community on April 1, 2011.

Balance Sheet

As of March 31, 2011, the Company had $79.9 million of cash and cash equivalents, and had no outstanding borrowings under its $25.0 million line of credit.  On March 31, 2011, total assets were $2.6 billion, including $2.2 billion of net investments in properties, total debt was $2.0 billion, including capital lease obligations, and shareholders’ equity was $326.5 million.

2011 Guidance Update

The Company provides annual guidance in certain key categories.  The guidance pertains to the Company’s existing portfolio and excludes future acquisitions.

The Company is maintaining its guidance for 2011 as follows:
•	Consolidated revenue in the range of $1.20 billion to $1.25 billion.
•	Routine capital expenditures in the range of $16.0 million to $18.0 million, which equates to about $560 to $630 per consolidated unit.
•	General and administrative expenses as a percent of total operated revenue to be approximately 5.8%.

Conference Call:

The Company will host a conference call on Thursday, May 5, 2011, at 5:00 P.M. Eastern Time to discuss its financial results for the first quarter of 2011.

The conference call will be webcast live over the internet from the Company’s web site at www.emeritus.com under the “investors” section.  The conference call can also be accessed by dialing (877) 407-0789, or for international participants (201) 689-8562.  A replay of the conference call will be available after 8:00 P.M. Eastern Time on Thursday, May 5, 2011, until midnight Eastern Time, Thursday, May 12, 2011.  The dial in numbers for the replay are (877) 870-5176, or for international participants (858) 384-5517.  To access the telephonic replay, enter conference ID 371182.

Non-GAAP Financial Measures

Adjusted EBITDA/EBITDAR and Cash From Facility Operations (“CFFO”) are financial measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).  We believe these non-GAAP measures are useful in identifying trends in our day-to-day performance because they exclude items that are of little or no significance to operations and provide indicators to management of progress in achieving optimal operating performance.  Adjusted EBITDA/EBITDAR and CFFO are used by senior management to review the financial performance of the business and are used by many research analysts and investors to evaluate the performance and the value of companies in our industry.  We strongly urge you to review the reconciliation of net loss to Adjusted EBITDA/EBITDAR, and the reconciliation of net cash provided by operating activities to CFFO, provided below, along with our consolidated balance sheets, statements of operations, and statements of cash flows.  We define Adjusted EBITDA/EBITDAR and CFFO and provide other information about these non-GAAP measures in our quarterly report on Form 10-Q for the quarter ended March 31, 2011, to be filed with the Securities and Exchange Commission (the “SEC”).

The table below shows the reconciliation of net loss to Adjusted EBITDA/EBITDAR for the three months ended March 31, 2011 and 2010 (in thousands):

	Three Month Ended
	March 31,
	2011	2010

Net loss	$(22,678)	$(14,402)
Depreciation and amortization	28,087	20,446
Interest income	(111)	(112)
Interest expense	36,264	27,041
Net equity losses (earnings) for unconsolidated JVs	374	(149)
Provision for income taxes	281	319
Loss from discontinued operations	—	221
Amortization of above/below market rents	1,967	2,174
Amortization of deferred gains	(288)	(305)
Stock-based compensation	2,343	1,436
Gain on sale of investment securities	(1,569)	—
Change in fair value of interest rate swaps	—	54
Deferred revenue	486	1,009
Deferred straight-line rent	2,492	3,591
Contract buyout costs	6,256	—
Acquisition, development, and financing expenses	513	53
Actuarial self-insurance reserve adjustments	32	597
Adjusted EBITDA	54,449	41,973
Community lease expense, net	26,537	23,273
Adjusted EBITDAR	$80,986	$65,246

The following table shows the reconciliation of net cash provided by (used in) operating activities to CFFO for the three months ended March 31, 2011 and 2010 (in thousands):

	Three Months Ended
	March 31,
	2011	2010

Net cash provided by (used in) operating activities	$(266)	$17,377
Changes in operating assets and liabilities, net	15,768	(1,504)
Contract buyout costs	6,256	—
Repayment of capital lease and financing obligations	(3,395)	(2,874)
Recurring capital expenditures	(4,322)	(2,792)
Distributions from unconsolidated joint ventures, net	550	379
Cash From Facility Operations	$14,591	$10,586

CFFO per share	$0.33	$0.27

We define recurring capital expenditures as actual costs incurred to maintain our communities for their intended business purpose and exclude expenditures for acquisitions, development, expansions, and general corporate purposes.

For a more detailed understanding of Emeritus, please refer to the Company’s annual report on Form 10-K for the year ended December 31, 2010, filed with the SEC and our quarterly report on Form 10-Q for the three months ended March 31, 2011, to be filed with the SEC on or before May 10, 2011, or visit our website at www.emeritus.com to obtain copies.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of senior living services.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need assistance with the activities of daily living, with an emphasis on personal care services, which provides support to the residents in the aging process.  Emeritus currently operates 482 communities in 42 states representing capacity for approximately 43,100 units and approximately 50,100 residents.  Our common stock is traded on the New York Stock Exchange under the symbol ESC, and our website is www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of refinancings; our ability to control community operation expenses without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and uncertainties related to professional liability and workers’ compensation claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010.  The Company undertakes no obligation to update the information provided herein.

Contact:
Investor Relations
(206) 298-2909

Media Contacts:
Liz Brady                                                                 Sari Martin
Liz.brady@icrinc.com                                           Sari.martin@icrinc.com
646-277-1226                                                          203-682-8345

EMERITUS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except share data)

ASSETS
	March 31,	December 31,
Current Assets:	2011	2010
Cash and cash equivalents	$79,941	$110,124
Short-term investments	3,275	2,874
Trade accounts receivable, net of allowance of $1,920 and $1,497	31,501	23,055
Other receivables	9,967	7,215
Tax, insurance, and maintenance escrows	20,768	22,271
Prepaid insurance expense	32,019	28,852
Deferred tax asset	15,689	15,841
Other prepaid expenses and current assets	7,962	6,417
Total current assets	201,122	216,649
Investments in unconsolidated joint ventures	18,469	19,394
Property and equipment, net of accumulated depreciation of $331,681 and $304,495	2,162,309	2,163,556
Restricted deposits	14,525	14,165
Goodwill	79,060	75,820
Other intangible assets, net of accumulated amortization of $37,703 and $36,109	98,716	100,239
Other assets, net	22,297	23,969
Total assets	$2,596,498	$2,613,792

LIABILITIES, SHAREHOLDERS' EQUITY AND NONCONTROLLING INTEREST

Current Liabilities:
Current portion of long-term debt	$164,969	$73,197
Current portion of capital lease and financing obligations	14,832	14,262
Trade accounts payable	7,181	7,840
Accrued employee compensation and benefits	55,296	53,663
Accrued interest	7,899	7,969
Accrued real estate taxes	10,055	12,306
Accrued professional and general liability	10,065	10,810
Other accrued expenses	18,982	18,759
Deferred revenue	14,339	13,757
Unearned rental income	22,483	21,814
Total current liabilities	326,101	234,377
Long-term debt obligations, less current portion	1,220,766	1,305,757
Capital lease and financing obligations, less current portion	627,601	629,797
Deferred gain on sale of communities	5,626	5,914
Deferred straight-line rent	52,339	50,142
Other long-term liabilities	37,546	36,299
Total liabilities	2,269,979	2,262,286

Commitments and contingencies
Shareholders' Equity and Noncontrolling Interest:
Preferred stock, $.0001 par value. Authorized 20,000,000 shares, none issued	-	-
Common stock, $.0001 par value. Authorized 100,000,000 shares; issued and outstanding
44,269,447 and 44,193,818 shares	4	4
Additional paid-in capital	815,471	814,209
Accumulated other comprehensive income	-	1,472
Accumulated deficit	(493,901)	(471,340)
Total Emeritus Corporation shareholders' equity	321,574	344,345
Noncontrolling interest – related party	4,945	7,161
Total shareholders’ equity	326,519	351,506
Total liabilities, shareholders' equity and noncontrolling interest	$2,596,498	$2,613,792

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010
Revenues:
Community revenue	$294,720	$232,873
Management fees	5,461	1,331
Total operating revenues	300,181	234,204

Expenses:
Community operations (exclusive of depreciation and amortization
and community leases shown separately below)	199,031	155,022
General and administrative	23,213	17,161
Transaction costs	6,749	43
Depreciation and amortization	28,087	20,446
Community leases	30,996	29,038
Total operating expenses	288,076	221,710
Operating income from continuing operations	12,105	12,494

Other income (expense):
Interest income	111	112
Interest expense	(36,264)	(27,041)
Change in fair value of interest rate swaps	–	(54)
Net equity earnings (losses) for unconsolidated joint ventures	(374)	149
Other, net	2,025	478
Net other expense	(34,502)	(26,356)

Loss from continuing operations before income taxes	(22,397)	(13,862)
Provision for income taxes	(281)	(319)
Loss from continuing operations	(22,678)	(14,181)
Loss from discontinued operations	–	(221)
Net loss	(22,678)	(14,402)
Net loss attributable to the noncontrolling interest	117	191
Net loss attributable to Emeritus Corporation common shareholders	$(22,561)	$(14,211)

Basic and diluted loss per common share attributable to
Emeritus Corporation common shareholders:
Continuing operations	$(0.51)	$(0.35)
Discontinued operations	–	(0.01)
	$(0.51)	$(0.36)

Weighted average common shares outstanding: basic and diluted	44,210	39,279

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(22,678)	$(14,402)
Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:
Depreciation and amortization	28,087	20,446
Amortization of above/below market rents	1,967	2,174
Amortization of deferred gains	(288)	(305)
Loss on sale of assets	–	230
Gain on sale of investments	(1,569)	–
Amortization of loan fees	734	752
Allowance for doubtful receivables	2,034	1,062
Equity investment losses (earnings)	374	(149)
Stock-based compensation	2,343	1,436
Change in fair value of interest rate swaps	–	54
Deferred straight-line rent	2,492	3,591
Deferred revenue	486	1,009
Other	1,520	(25)
Changes in operating assets and liabilities
Change in other operating assets and liabilities	(15,768)	1,504
Net cash provided by (used in) operating activities	(266)	17,377

Cash flows from investing activities:
Acquisition of property and equipment	(7,220)	(5,253)
Community acquisitions	(23,273)	–
Other investments	(484)	(806)
Proceeds from the sale of investments	2,805	–
Lease and contract acquisition costs	(191)	(282)
Advances to affiliates and other managed communities, net	(2,050)	(193)
Distributions from unconsolidated joint ventures, net	550	379
Net cash used in investing activities	(29,863)	(6,155)

Cash flows from financing activities:
Sale of stock, net	397	203
Distribution to noncontrolling interest	(4,077)	–
Increase in restricted deposits	(318)	(484)
Debt issuance and other financing costs	(1,197)	(23)
Proceeds from long-term borrowings and financings	35,650	–
Repayment of long-term borrowings and financings	(27,114)	(2,713)
Repayment of capital lease and financing obligations	(3,395)	(2,874)
Net cash used in financing activities	(54)	(5,891)

Net increase (decrease) in cash and cash equivalents	(30,183)	5,331
Cash and cash equivalents at the beginning of the period	110,124	46,070
Cash and cash equivalents at the end of the period	$79,941	$51,401

EMERITUS CORPORATION
Lease, Interest and Depreciation Expense
For the Quarters Ended
(unaudited)
(In thousands)

		Projected
		Range
	Q1 2011	Q2 2011
Community leases expense - GAAP	$30,996	$31,000 - $31,300
Less:
Straight-line rents	(2,492)	(2,400) - (2,500)
Above/below market rents	(1,967)	(2,000) - (2,100)
Plus:
Capital lease interest	13,393	13,400 - 13,500
Capital lease principal	1,718	1,800 - 1,900
Community leases expense - CASH	$41,648	$41,800 - $42,100

Interest expense - GAAP	$36,264	$36,615 - $37,120
Less:
Straight-line interest	(16)	(15) - (20)
Capital lease interest	(13,393)	(13,400) - (13,500)
Loan fee amortization	(734)	(700) - (800)
Interest expense - CASH	$22,121	$22,500 - $22,800

Depreciation – owned assets	$16,070	$16,400 – $16,500
Depreciation – capital leases	11,307	11,300 – 11,400
Amortization – intangible assets	710	800 – 900
Total depreciation and amortization expense	$28,087	$28,500 - $28,800

EMERITUS CORPORATION
Consolidated Supplemental Financial Information For the Quarters Ended
(unaudited)
(Dollars in thousands, except non-financial and per-unit data)

Non-Financial Data	Q1 2010	Q2 2010	Q3 2010	Q4 2010	Q1 2011
Average consolidated communities	273.7	275.3	278.0	296.7	306.7
Average available units	24,140	24,365	24,618	26,926	28,134
Average occupied units	21,023	21,238	21,432	23,212	24,205
Average occupancy	87.1%	87.2%	87.1%	86.2%	86.0%
Average monthly revenue per occupied unit	$3,692	$3,732	$3,827	$3,999	$4,059
Calendar days	90	91	92	92	90

Community revenues:
Community revenues	$229,815	$234,560	$242,034	$274,845	$290,489
Move-in fees	3,753	3,838	4,543	4,856	4,960
Move-in incentives	(695)	(611)	(547)	(1,212)	(729)
Total community revenues	$232,873	$237,787	$246,030	$278,489	$294,720

Community operating expenses:
Salaries and wages - regular and overtime	$69,808	$72,574	$75,726	$88,031	$91,549
Average daily salary and wages	$776	$798	$823	$957	$1,017
Average daily wages per occupied unit	$36.90	$37.55	$38.41	$41.22	$42.02

Payroll taxes and employee benefits	$26,244	$24,672	$25,232	$27,016	$33,425
Percent of salaries and wages	37.6%	34.0%	33.3%	30.7%	36.5%

Actuarial self-insurance reserve adjustments	$584	$1,859	$134	$2,668	$32

Utilities	$11,522	$9,792	$12,158	$11,453	$13,492
Average monthly cost per occupied unit	$183	$154	$189	$164	$186

Facility maintenance and repairs	$5,898	$5,715	$6,123	$6,023	$7,420
Average monthly cost per occupied unit	$94	$90	$95	$86	$102

All other community operating expenses	$40,966	$42,840	$44,970	$50,132	$53,113
Average monthly cost per occupied unit	$650	$672	$699	$720	$731

Total community operating expenses	$155,022	$157,452	$164,343	$185,323	$199,031

Community operating income	$77,851	$80,335	$81,687	$93,166	$95,689

Operating income margin	33.4%	33.8%	33.2%	33.5%	32.5%

EMERITUS CORPORATION
Selected Consolidated and Same Community Information For the Quarters Ended
(unaudited) (Community revenue and operating expense in thousands)
	Q1 2010	Q2 2010	Q3 2010	Q4 2010	Q1 2011
Consolidated:
Average consolidated communities	273.7	275.3	278.0	296.7	306.7
Community revenue	$232,873	$237,787	$246,030	$278,489	$294,720
Community operating expense	$155,022	$157,452	$164,343	$185,323	$199,031
Average occupancy	87.1%	87.2%	87.1%	86.2%	86.0%
Average monthly revenue per unit	$3,692	$3,732	$3,827	$3,999	$4,059
Operating income margin	33.4%	33.8%	33.2%	33.5%	32.5%
Same Community:
Average consolidated communities	269.0	269.0	269.0	269.0	269.0
Community revenue	$230,498	$232,629	$235,772	$234,761	$235,768
Community operating expense	$151,106	$149,185	$154,958	$151,127	$156,131
Average occupancy	87.5%	87.7%	87.8%	87.5%	87.6%
Average monthly revenue per unit	$3,718	$3,744	$3,791	$3,783	$3,796
Operating income margin	34.4%	35.9%	34.3%	35.6%	33.8%